Exhibit 8.2

[LETTERHEAD OF DAVIS POLK & WARDWELL]

February 8, 2008

Re:	Registration Statement on Form S-4

AMIS Holdings, Inc.

2300 Buckskin Road

Pocatello Idaho 83201

Ladies and Gentlemen:

We have acted as counsel for AMIS Holdings, Inc. (the “Company”), a Delaware corporation, in connection with (i) the Merger, as defined and described in the Agreement and Plan of Merger and Reorganization dated as of December 13, 2007 (the “Merger Agreement”) among ON Semiconductor Corporation, Inc. (“Parent”), a Delaware corporation, Orange Acquisition Corporation, Inc. (“Merger Sub”), a Delaware corporation and a newly-formed, wholly-owned subsidiary of Parent, and the Company and (ii) the preparation and filing of the related Registration Statement on Form S-4 (the “Registration Statement”), which includes the Joint Proxy Statement/Prospectus (the “Joint Proxy Statement/Prospectus”), filed with the Securities and Exchange Commission (the “Commission”). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

In connection with this opinion, we have examined the Merger Agreement, the Registration Statement, the representation letters of Parent (together with Merger Subsidiary) and the Company delivered to us for purposes of this opinion (the “Representation Letters”) and such other documents as we have deemed necessary or appropriate in order to enable us to render our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

For purposes of this opinion, we have assumed, with your permission, (i) that the Merger will be consummated in the manner described in Merger Agreement and the Joint Proxy Statement/Prospectus, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Joint Proxy Statement/Prospectus are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) that

AMIS Holdings, Inc.	2	February 8, 2008

the representations set forth in the Representations Letters are true, complete and correct, and will remain true, complete and correct at all times up to and including the Effective Time, and (iv) any representations made in the Merger Agreement or the Representation Letters “to the knowledge of”, or based on the belief of Parent, Merger Subsidiary or the Company or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the obligations, covenants, and agreements contained in the Merger Agreement.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, it is our opinion that (i) the consummation of the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) the material federal income tax consequences of the Merger to holders of the Company’s common stock will be as described in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences,” subject to the qualifications and limitations set forth therein.

Our opinion is based on the Code, the Treasury Regulations thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof. No assurance can be given that any of the foregoing authorities will not be modified, revoked, supplemented or overruled, with possibly retroactive effect. Our opinion is limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein.

This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name in the Joint Proxy Statement/Prospectus in connection with the references to this opinion and the material U.S. federal income tax consequences of the Merger. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Davis Polk & Wardwell

Davis Polk & Wardwell